        NORFOLK SOUTHERN CORPORATION

OUTSIDE DIRECTORS' DEFERRED STOCK UNIT PROGRAM

I.             Effective Date:  May 9, 1996, amended to and including January 22, 2008.

II.            Purpose:  To align further each outside director's ownership interest in Norfolk Southern Corporation ("Corporation") with that of stockholders generally.

III.           Eligibility:  Each outside director of the Corporation serving on the Effective Date and any such outside director whose term as director begins after the Effective Date ("Eligible Director").  For purposes of this Program, an "outside director" is a director who is not an officer of the Corporation or any of its subsidiaries.

IV.           Benefits:

    (1)  Each Eligible Director shall be granted from time to time such deferred stock units (each such stock unit representing at the time of grant the value of one share of Norfolk Southern Corporation Common Stock) ("Stock Units"), as the Board of Directors may authorize.  Each Eligible Director's Stock Units will be recorded in an individual memorandum account ("Account") maintained by the Corporate Secretary or designated agent.  On each dividend payment date, an amount equivalent to the dividend paid on the Common Stock ("Dividend Equivalent") will be credited for each Stock Unit and each fraction thereof in the Account and converted into additional Stock Units and fractions thereof (rounded to four decimal places) based on the Fair Market Value of the Common Stock on the dividend payment date.

    For purposes of this Program, "Fair Market Value" on a particular date is the mean of the high and low prices at which the Common Stock is traded on such date as reported in the Composite Transactions for such date by Bloomberg L.P., or its successor, on its internet-based service, or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

    (2)  Each outside director of the Corporation serving on June 1, 1996, also shall have credited to the Account the number of Stock Units, including fractions thereof to which such director is entitled under the Norfolk Southern Corporation Directors' Pension Plan.  Such Stock Units will be accounted for separately from any Stock Units credited under paragraph (1) above but will be treated the same in all other respects.

    (3)  Each Eligible Director may make an election at any time up to one year prior to leaving the Board of Directors to receive in cash any Stock Units in the Account either in a lump sum or in 10 annual installments upon leaving the Board of Directors for any reason.  The most current election on file with the Corporate Secretary shall become irrevocable one year prior to the eligible Director leaving the Board of Directors.  Failure to make a valid election will result in the Account being distributed in a lump sum.  Separate elections will be made for Stock Units credited under paragraphs (1) and (2) above.  A lump-sum payment will be valued based on the Fair Market Value of Common Stock on the last market day of the month following a director's termination of service and will be paid to an Eligible Director or beneficiary as soon as practicable thereafter.  The first distribution under an election to receive installment payments will be made in January following the year in which the Eligible Director terminates service; Stock Units at any time remaining in the Account will be credited with Dividend Equivalents until the final installment has been paid.  Each annual distribution will be valued based on the Fair Market Value of the Common Stock on the third business day after the date in January that the Corporation first makes publicly available its most recent regular annual financial statements.  The first such installment will be an amount equal to one tenth of the total value of the Stock Units in the Account at that time; the second installment, one ninth of the remaining total value; the third installment, one eighth; and so forth, until the Account is depleted with payment of the tenth installment.

    (4)  The Board of Directors may make such adjustments in the number of Stock Units as may be required by any change in the corporate structure or shares of the Corporation, including but not limited to, recapitalization, stock splits, stock dividends, combination or exchange of shares, mergers, consolidations, rights offerings, separations, reorganizations and liquidations.

V.            Miscellaneous:

    (1)  Each Eligible Director may designate in writing the person or persons ("Beneficiary") who shall acquire the rights of the Eligible Director to the Account in the event of the Eligible Director's death before final distribution.

    In order to be effective, an Eligible Director's designation of a Beneficiary must be on file with the Corporate Secretary before the Eligible Director's death.  Any such designation may be revoked and a new designation substituted therefore by the Eligible Director at any time before death.

    If the named Beneficiary does not survive the Eligible Director, or if there is no named Beneficiary, then the rights with respect to an Eligible Director's Account shall be acquired by the person or persons who shall acquire the Eligible Director's rights to the Account by bequest or inheritance in accordance with the applicable laws of descent and distribution.

    (2)  This Program may be amended or terminated by the Board of Directors of the Corporation at any time; however, no such amendment or termination shall deprive an Eligible Director of any Stock Units previously credited to his or her Account.

VI.           Settlement of Awards Under the Long-Term Incentive Plan of Norfolk Southern Corporation:  Notwithstanding any provision of the Program described herein to the contrary, effective as of January 22, 2008, for any Eligible Director who is an outside director of the Corporation on January 22, 2008, any Stock Units credited to such Eligible Director's Account that would be payable in cash under this Program following such Eligible Director's termination of service or death shall instead be settled in common stock of Norfolk Southern Corporation, with such stock distributed under the Long-Term Incentive Plan of Norfolk Southern Corporation ("LTIP"), as specified under the terms of an award agreement under LTIP.  No Stock Units shall be granted under the Program after January 22, 2008, as any such award shall instead be made under LTIP.